IXI Mobile, Inc. Announces the Closing of the Merger Between
Israel Technology Acquisition Corp. and IXI Mobile

Redwood City, CA; June 6, 2007 - IXI Mobile, Inc. (OTCBB: ISLTU.OB, ISLT.OB, ISLTW.OB) today announced the closing of the merger between Israel Technology Acquisition Corp. (“ITAC”), a specified purpose acquisition corporation, and IXI Mobile, the maker of the Ogo™ family of devices and services.

Under terms of the agreement, ITAC acquired all outstanding shares of IXI Mobile, and has changed its name to IXI Mobile, Inc. The newly formed company will operate through its subsidiary, IXI Mobile (USA). ITAC will continue trading on the Over-The-Counter Bulletin Board, and has applied for a listing on the Nasdaq Stock market.

About IXI Mobile

Headquartered in Redwood City, CA, IXI Mobile, Inc. offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile's Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The company provides a turn-key solution to mobile operators and Internet service providers around he world to launch and support Ogo products. For more information on IXI Mobile, please visit www.ixi.com.

About Israel Technology Acquisition Corp.

ITAC is a blank check company organized as a corporation under the laws of the State of Delaware on February 22, 2005. It was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has manufacturing operations or research and development facilities located in Israel. On July 19, 2005, it consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $33,965,000, including proceeds from the exercise of the underwriters ’ over-allotment option. Approximately $32,955,360 of the net proceeds of the initial public offering were placed in a trust account upon consummation of the initial public offering. Such funds, with the interest earned thereon, will be released to ITAC upon consummation of the merger, less any amount payable to ITAC’s stockholders who properly exercise their conversion rights.

About Ogo

The Ogo family of devices delivers popular applications, including email, instant messaging, SMS, RSS, voice and Web browsing on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Ogo was launched by mobile operators and Interned service providers around the world. More information on Ogo is available at: www.ogo.com.

IXI Mobile, Inc., 275 Shoreline Drive, Suite 505, Redwood City, California, USA
http://www.ixi.com Tel +1.650.551.0600 Fax +1.650.551.0601, http://www.ogo.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ITAC’s and IXI’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, ” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions.

For additional information, please contact:
KCSA Worldwide (Investor Relations)
Lee Roth / Marybeth Csaby
212-896-1209 / 1236
lroth@kcsa.com / mcsaby@kcsa.com

IXI Mobile, Inc., 275 Shoreline Drive, Suite 505, Redwood City, California, USA
http://www.ixi.com Tel +1.650.551.0600 Fax +1.650.551.0601, http://www.ogo.com